N.Y. 212-344-2828                                               FAX 212-344-4537

                     FRANKLIN CONSOLIDATED MINING CO., INC.
                           76 Beaver Street - Ste. 500
                          New York, New York 10005-3402


FOR IMMEDIATE RELEASE

     New York, New York/Idaho Springs, Colorado - February 20, 1998 - FRANKLIN CONSOLIDATED MINING CO., INC. (NASDAQ symbol FKCM) announced today that it will be adding two new members to its Board of Directors, both of whom have extensive experience in the Idaho Springs mining district of the State of Colorado, where the Franklin Mine and Mill are located. George E. Otten, Jr., was the first president of Franklin Consolidated Mining Company from 1976 through 1985. Currently Mr. Otten is the president of Hunter Gold Mining, Inc., in Central City, Colorado. Steven R. Schurman, a senior exploration geologist, is president of MinSearch, Inc., located in Denver, Colorado. Mr. Schurman's company specializes in mineral project evaluation, exploration, project permitting, mapping and drill testing. Further, the Company will solicit stockholder approval to amend its Certificate of Incorporation to increase the market price per share. The proposed Charter Amendment is designed to comply with the new NASDAQ requirement that all currently listed issues must have a minimum bid price of $1.00 per share to assure continued listing on NASDAQ's Small Cap Market. The Charter Amendment will effect a reverse split of the outstanding shares of the Company's common stock on a 1 to 15 basis.

Franklin, U.S. Mining, Inc., and other companies owned by William C. Martucci, New Jersey businessman, are diligently continuing their discussions concerning future combined operations.

CONTACT: J. Terry Anderson, Pres. (320) - 693-2477

* Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, risks associated with mining and milling operations, the availability of debt and equity capital on a reasonable terms and the effects of government regulations and operations risks. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. The forward-looking statements contained herein represent the Company's judgement as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.

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